January 21, 2026

Exhibit (d)(2)(B)(i)

CBRE Investment Management

555 East Lancaster Avenue, Suite 120

Radnor, PA 19087

Attention: Mark J. Babiec

Dear Mr. Babiec:

Pursuant to the Sub-Advisory Agreement, effective as of May 1, 2017 (the “Agreement”), between Voya Investments, LLC and CBRE Investment Management Listed Real Assets LLC (formerly, CBRE Clarion Securities LLC), we hereby notify you of our intention to modify the sub-advisory agreement fee schedule for VY® CBRE Global Real Estate Portfolio (the “Portfolio”) by removing VY® CBRE Real Estate Portfolio, effective on January 21, 2026, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A is attached hereto.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please signify your acceptance to the modified sub-advisory fee schedule for the Portfolio by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic

Todd Modic

Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

CBRE Investment Management Listed Real Assets LLC

By: /s/ Jonathan A. Blome

Name: Jonathan A. Blome

Title: CCO & CFO

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

CBRE Investment Management Listed Real Assets LLC

(formerly, CBRE Clarion Securities LLC)

Annual Sub-Adviser Fees1
(as a percentage of average daily net
Series	assets)
VY® CBRE Global Real Estate Portfolio	0.350% on the first $250 million of assets;
0.300% on the next $750 million of assets;
and
0.250% thereafter

1Prior to the close of business on January 21, 2026, for purposes of calculating fees under this Agreement, the assets of VY® CBRE Global Real Estate Portfolio were aggregated with the assets of VY® CBRE Real Estate Portfolio (together with VY® CBRE Global Real Estate Portfolio, the “Series”), and the aggregated assets were applied to the above schedule and the resulting fee shall be prorated back to each Series and the Manager based on relative net assets. This Agreement was terminated with respect to VY® CBRE Real Estate Portfolio effective as of close of business on January 21, 2026.